PROMISSORY NOTE

July 1, 2008

Subject to the terms and conditions of this Note and for good and valuable consideration received, Island Scallops Limited, a British Columbia Company (the “Borrower”), promises to pay to the order of Leslie I. Rombough or its assignee (the “Lender”), the principal amount of thirty  thousand ($30,000.00) (the “Principal”) Dollars. The Principal shall be paid by Borrower to Lender in equal monthly payments in the amount of $5,000.00 each, commencing the last day of September 30, 2008 and continuing on the same date of each and every consecutive month until fully paid.

This Note may be prepaid in whole or in part at any time without premium or penalty.

1.  Interest Rate. There shall be no interest due to Lender on the Principal.

2.	Payments.

Principal. All payments of the Principal payable on or in respect of this Note shall be made to Lender in Canadian dollars, by wire transfer, certified check or other “immediately available” funds. Borrower shall make such payments of the Principal to Lender at the address of Lender set forth hereto or at such other place as Lender shall have notified Borrower in writing.

No Set-off. All payments on or in respect of this Note shall be made to Lender without set-off or counterclaim and free and clear of and without any deductions of any kind.

Release Upon Payment In Full. Upon payment in full of the Principal, Borrower shall be forever released from all its obligations and liabilities under this Note.

3.	Event of Default. Notwithstanding the foregoing, this Note shall be immediately due and payable, in the event of the occurrence and continuation of any of the following (each an “Event of Default”):

Insolvency. Borrower becomes insolvent or makes any assignment for the benefit of its creditors.

Bankruptcy. Borrower files (or consents to the filing of) any petition or complaint pursuant to federal or state bankruptcy or insolvency laws seeking the appointment of a receiver or trustee for any of its assets, seeking the adjudication of Borrower as bankrupt or insolvent, seeking an “order for relief” under such statutes, or seeking a reorganization of or a plan of arrangement for Borrower and such petition is not dismissed within 60 days after the filing thereof, or

Default. (a) Borrower materially defaults in the due observance or performance of any covenant, condition or agreement on the part of Borrower to be observed or performed pursuant to the terms of this Note, (b) Lender gives written demand to Borrower, and Borrower(c) such default or breach remains uncured ten (10) days after Borrower receives such written demand.

Security Interest.  Borrower shall have a security interest in the SC170 commercial vessel until such time as the principal amount of this Note has been repaid in full.

4.	Miscellaneous.

Notices. All notices (including other communications required or permitted) under this Note must be in writing and must be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery.  Notices are deemed delivered when actually delivered to the address for notices as follows:

To Lender:

Leslie I. Rombough
Box 375
Quathiaski Cove, BC  V0P 1N0

To Borrower:

Island Scallops, Ltd.
5552 West island Highway
Qualicum Beach, British Columbia
Canada V9K 2C8
Attn: Lisa Vernon

With a copy, which shall not constitute notice, to:

Leser, Hunter, Taubman & Taubman
17 State Street, 16th Floor
New York, New York 10004
Attn:   Louis Taubman

Any party may by written notice as set forth herein change the address or telephone/fax numbers to which notices or other communications to it are to be delivered or mailed.

Attorneys’ Fees and Costs.  If any legal action, arbitration or other proceeding is brought to collect or enforce this Note, Lender will be entitled to recover reasonable attorneys’ fees and expenses and other costs incurred in such action, arbitration or proceeding from Borrower, in addition to any other relief, if Lender is the prevailing party.

Severability.  The provisions of this Note are severable.  The invalidity, in whole or in part, of any provision of this Note shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.  The parties further agree to replace such void or unenforceable provisions of this Note with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

Headings; Exhibits; References. The headings in this Note are only for convenience and ease of reference and are not to be considered in construction or interpretation of this Note, nor as evidence of the intention of the parties hereto.  All exhibits, schedules and appendices attached to this Note are incorporated herein. Except where otherwise indicated, all references in this Note to Sections refer to Sections of this Note.

Amendments. Any provision of this Note may be amended or modified upon the written consent of all parties to this Note.

Delays or Omissions.  No delay or failure by any party to insist on the strict performance of any provision of this Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Note nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

Interpretation.  If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Note, no presumption or burden of proof or persuasion will be implied because this Note was prepared by or at the request of any party or its counsel.

5.9	Governing Law; Venue. This Note shall be governed by and be construed in accordance with the laws of British Columbia, Canada without regard to the conflicts of law rules of such state.

5.10
Binding Effect; Parties in Interest. This Note is binding upon and benefits only the parties and their respective permitted successors and assigns.  Nothing in this Note gives any rights or remedies to any person other than the parties and their respective permitted successors and assigns, nor does anything in this Note relieve or discharge any obligation or liability of any third person to any party.  No provision of this Note gives any third person any right of subrogation or action over or against any party to this Note.

Replacement of Note.  Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to Borrower, or (in the case of mutilation) upon surrender and cancellation of this Note, Borrower will issue, in lieu thereof, a new Note of like tenor.

Counsel. Each party to this Note represents and warrants that it has received the advice and counsel of an attorney in connection with the negotiation, preparation and execution of this Agreement.

Miscellaneous.  Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Note to be issued as of the date first written above.

BORROWER

Island Scallops Ltd.

By:      ________________________
(Signature)

Name: Robert Saunders

Title: CEO

LENDER

LESLIE I. ROMBOUGH

By:   ________________________
(Signature)